Exhibit 99.1

News release via Canada NewsWire, Calgary 403-269-7605

            Attention Business Editors:
            NUCRYST announces 2009 third quarter financial results

            PRINCETON, NJ, Nov. 13 /CNW/ - NUCRYST Pharmaceuticals Corp., a developer and manufacturer of medical products that fight infection and inflammation, today announced its financial results for the third quarter of 2009.
            For the quarter ended September 30, 2009, NUCRYST reported a net income of $0.5 million, or $0.03 cents per share, on revenues of $6.1 million. This compares to a net loss of $0.1 million, or $0.00 cents per share, on revenues of $5.3 million in the third quarter of 2008.
            At September 30, 2009, NUCRYST had $13.4 million in cash and cash equivalents, compared to $23.4 million at December 31, 2008. In the first quarter of 2009, NUCRYST completed a $14.7 million, or $0.80 per share, cash distribution to NUCRYST shareholders.
            On November 10, 2009, NUCRYST announced that it had entered into a definitive agreement to sell to subsidiaries of Smith & Nephew plc ("Smith &
Nephew") substantially all of NUCRYST's operations and assets including all rights to its proprietary nanocrystalline silver technology for cash consideration of $21 million plus the carrying book value of working capital, subject to certain adjustments (the "Sale Transaction"). NUCRYST also entered into an amalgamation agreement with The Westaim Corporation ("Westaim"), which currently owns approximately 75% of NUCRYST's outstanding common shares. Under the amalgamation agreement, NUCRYST will amalgamate with a newly formed subsidiary of Westaim to form Amalco, and NUCRYST shareholders other than
Westaim will receive for each NUCRYST share one redeemable preferred share in the capital of Amalco, which share will be redeemed for $1.77 in cash upon the closing of the amalgamation (the "Amalgamation"). Both transactions are subject to closing conditions, including the approval by NUCRYST shareholders.
The details regarding these transactions will be included in a NUCRYST management information circular, which is expected to be mailed to shareholders in late November 2009 for a shareholders meeting to be held in
December 2009.

            Third quarter financial analysis

            NUCRYST's total revenue for the third quarter of 2009, which consists of wound care product revenues less the manufacturing cost rebate, increased to
$6.1 million compared to $5.3 million in the third quarter of 2008. The increase was due to a higher level of product shipments in the current quarter which was partially offset by slightly lower royalty revenues on Acticoat(TM)
sales reported by Smith & Nephew plc. Smith & Nephew's reported Acticoat(TM)
sales were negatively impacted by the strengthening U.S. dollar.
            Gross margin on product revenues was 51% in the third quarter of 2009, compared to 47% in the third quarter of 2008. The improvement was primarily due to reductions in per unit manufacturing costs which were partially offset by a decrease in manufacturing prices charged to Smith & Nephew. NUCRYST recognizes manufacturing revenue when NUCRYST ships product to Smith & Nephew and recognizes royalty income when Smith & Nephew sells Acticoat(TM) products to its customers. Consequently, NUCRYST's gross margin percent may vary from period to period due to differences in the timing of product shipments to
Smith & Nephew and the sale of that product by Smith & Nephew to its customers.
            Research and development spending in the third quarter of 2009 totaled
$0.5 million compared to $1.1 million in third quarter of 2009. NUCRYST completed the closure of its Wakefield, Massachusetts research operations in the fourth quarter of 2008. NUCRYST has also eliminated spending on several development programs in order to reduce costs.
            General and administrative costs in the third quarter of 2009 totaled
$1.6 million compared to $2.0 million in the third quarter of 2008. The decrease was primarily due to cost reductions achieved following the transfer of the Company's U.S. headquarters to Princeton, New Jersey and a reduction in administrative staff. The decline in the Canadian dollar relative to the U.S.
dollar on a year- over year basis also contributed to overall decrease in reported costs.
            Other income and expenses, which includes foreign exchange gains and losses and interest income, was a net loss of $0.5 million for the third quarter of 2009 as compared to a net gain of $0.5 million in the third quarter of 2009. Changes in the U.S. dollar and Canadian dollar exchange rate during the third quarter of 2009 resulted in unrealized currency losses on our U.S.
dollar working capital amounts held by our Canadian operations. All of our revenues from Smith & Nephew are received in U.S. dollars.

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                                 (Financial Table Page Below)
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            About NUCRYST Pharmaceuticals Corp.

            NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using SILCRYST(TM), its patented atomically disordered nanocrystalline silver technology. NUCRYST licensed world-wide rights for
SILCRYST(TM) wound care coating products to Smith & Nephew plc, which markets these products in over 30 countries under their Acticoat(TM) trademark.
NUCRYST has developed its proprietary nanocrystalline silver in a powder form, referred to as NPI 32101, for use in medical devices and as an active pharmaceutical ingredient.
            A more detailed discussion of NUCRYST's 2009 third quarter results will be available in our Quarterly Report on Form 10-Q for the quarter ended
September 30, 2009 which will be available at www.sec.gov and www.sedar.com when filed. NUCRYST filings are also available at
www.nucryst.com/Regulatory_Filings.htm.

            All amounts in U.S. dollars
            SILCRYST(TM) is a trademark of NUCRYST Pharmaceuticals Corp.
            Acticoat(TM) is a trademark of Smith & Nephew plc

            The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or results. This news release contains forward-looking statements within the meaning of securities legislation in the
United States and Canada (collectively "forward-looking statements").
Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, prospects and plans of management and our ability to achieve operating efficiencies and cost reductions. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: future shareholder actions with respect to the proposed Sale Transaction, the
Amalgamation, our capitalization or strategic direction; the failure to satisfy or waive any conditions to closing of the Sale Transaction or the
Amalgamation; the intervention of other events that result in any delay in completing or the failure to complete the Sale Transaction or the
Amalgamation; the performance of the stock markets generally; our ability to satisfy regulatory and stock exchange standards and requirements to complete the Sale Transaction or the Amalgamation; the uncertainty of our future operating results, which are likely to fluctuate and could under certain conditions prevent the completion of the Sale Transaction or the Amalgamation;
our reliance on and ability to maintain our collaboration with Smith & Nephew should the proposed Sale Transaction not be completed; our reliance on sales of Acticoat(TM) products with our SILCRYST(TM) coatings by Smith & Nephew;
changes in regulation or tax laws applicable to us; changes in general economic and capital market conditions; other risks and uncertainties that have not been identified at this time; and management's response to these factors. Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements in this release, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. For a more thorough discussion of the risks associated with our business, see the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for
the quarter ended September 30, 2009, once filed with the U.S. Securities and
Exchange Commission on EDGAR at www.sec.gov and with securities authorities in
Canada on SEDAR at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.

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            Condensed Consolidated Statements of Operations
            -----------------------------------------------

                                       Three Months Ended        Nine Months Ended
                                          September 30              September 30
                                         2009         2008         2009         2008
                                  ------------ ------------ ------------ ------------

            Revenue                $    6,080   $    5,253   $   15,171   $   15,150
                                  ------------ ------------ ------------ ------------
            Operating expenses:
              Cost of goods sold        2,998        2,799        8,032        9,625
              Research and
               development                475        1,073        1,823        4,023
              General and
               administrative           1,644        2,020        5,623        6,672
                                  ------------ ------------ ------------ ------------
                Total operating
                 expenses               5,117        5,892       15,478       20,320
                                  ------------ ------------ ------------ ------------
            Income/(Loss) from
             operations                   963         (639)        (307)      (5,170)
              Other income/
               (expenses)                (470)         581         (689)       1,218
                                  ------------ ------------ ------------ ------------
            Net pre-tax loss              493          (58)        (996)      (3,952)
              Income tax expense            -            9            -           11
                                  ------------ ------------ ------------ ------------
                                  ------------ ------------ ------------ ------------

            Net loss               $      493   $      (67)  $     (996)  $   (3,963)
                                  ------------ ------------ ------------ ------------
                                  ------------ ------------ ------------ ------------

              Basic and diluted
               net loss per common
               share               $     0.03   $    (0.00)  $    (0.05)  $    (0.22)
                                  ------------ ------------ ------------ ------------
                                  ------------ ------------ ------------ ------------

              Dilutive weighted
               average common
               shares outstanding  18,368,819   18,376,631   18,322,279   18,370,708
                                  ------------ ------------ ------------ ------------
                                  ------------ ------------ ------------ ------------

            Selected Consolidated Balance Sheet Data
            ----------------------------------------

                                                           September 30  December 31
                                                                   2009         2008
                                                            ------------ ------------
            Cash and cash equivalents                        $   13,414   $   23,388
            Current assets                                       22,678       31,751
            Total assets                                         33,186       41,800
            Current liabilities                                   7,119        2,949
            Non-current liabilities                                 488          495
            Shareholders' equity                                 25,579       38,356
            >>

            %SEDAR: 00023031E          %CIK: 0001344674

            /For further information: David Wills, Gillian McArdle, Investor
Relations, (416) 504-8464, info(at)nucryst.com/
            (NCST NCS.)

CO:  NUCRYST Pharmaceuticals Corp.

CNW 16:47e 13-NOV-09